UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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PROS Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PROS Holdings, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2008

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of PROS Holdings, Inc. will be held on Friday, May 16, 2008 at 8:00 a.m. at our corporate headquarters located at 3100 Main Street Suite 900, Houston Texas 77002 for the following purposes:

1.     To elect three directors for a three year term expiring 2011;

2.     To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal   year ending December 31, 2008, and

3.     To transact such other business as may properly come before the meeting or any adjournment there of.

The above matters are fully described in the proxy statement.  We have not received notice of any other matters that may be properly presented at the Annual Meeting.

We are pleased to take advantage of new U.S. Securities and Exchange Commission rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report.  The Notice contains instructions on how to access those documents over the Internet.  The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials. We believe that this new process will allow us to provide our stockholders with the information they need in a timelier manner, while lowering the costs of printing and distributing and reducing the environmental impact of our proxy materials.

Only stockholders of record at the close of business on March 24, 2008 will be entitled to vote at the Annual Meeting.  A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices, 3100 Main Street, Suite 900, Houston, TX 77002 for 10 days prior to the Annual Meeting.  If you would like to review the stockholder list, please call our Corporate Communications Department at 713-335-5151 to schedule an appointment.

        To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting.  Most stockholders have three options for submitting their vote: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card.  For further details, see “Voting” and your proxy card or the email you received for electronic delivery of this proxy statement.  If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient and it saves us significant postage and processing costs.

For the Board of Directors,
PROS Holdings, Inc.

Charles H. Murphy
Executive Vice President and
Chief Financial Officer

Houston, Texas

April 1, 2008

PROS Holdings, Inc.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2008

General

The enclosed proxy is solicited on behalf of our Board of Directors of PROS Holdings, Inc. for use at the annual meeting of stockholders to be held Friday, May 16, 2008 at 8:00 a.m., local time, at our corporate headquarters located at 3100 Main Street, Suite 900, Houston Texas, 77002, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.  Only stockholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2007, including financial statements, were first mailed or made available on or about April 1, 2008 to stockholders entitled to vote at the meeting.

     The purposes of the meeting are:

1.               To elect three directors for a three year term expiring 2011;

2.               To ratify  the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3.               To transact such other business as may properly come before the meeting or any adjournment there of.

Record date and shares outstanding

Stockholders of record at the close of business on March 24, 2008 are entitled to notice of and to vote at the meeting.  As of this record date 26,175,516 shares of our common stock were issued and outstanding.

Attending the annual meeting

The Annual Meeting will be held at 8:00 a.m., local time, on Friday, May 16, 2008, at our corporate headquarters located at 3100 Main Street, Suite 900, Houston Texas, 77002.   When you arrive, signs will direct you to the meeting room.  Please note that the doors to the meeting room will not be open until 8:00 a.m.  You do not need to attend the Annual Meeting to vote.  Even if you plan to attend the Annual Meeting, please submit your vote in advance as instructed below.

Revocability of proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted.  Proxies may be revoked by:

•                  Filing with our Corporate Secretary at or before the taking of the vote at the meeting a written notice of revocation bearing a later date than the proxy;

•                  Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at or before the taking of the vote at the meeting; or

•                  Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

Any written notice of revocation or subsequent proxy should be delivered to PROS Holdings, Inc. at our headquarters located at 3100 Main Street, Suite 900, Houston Texas 77002, Attention: Corporate Secretary, or hand-delivered to our Corporate Secretary before the taking of the vote at the meeting.

Electronic delivery of PROS stockholder communications

We are pleased to take advantage of new U.S. Securities and Exchange Commission (“SEC”) rules that allow companies to furnish their proxy materials over the Internet.  As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2007 Annual Report.  The Notice contains instructions on how to access those documents over the Internet.  The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2007 Annual Report and a form of proxy card or voting instruction card. As a result of the Notice, not all stockholders will receive a paper copy of our proxy materials. We believe that this new process will allow us to provide our stockholders with the information they need in a timelier manner, while lowering the costs of printing and distributing and reducing the environmental impact of our proxy materials.

Voting

To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Annual Meeting in person.  Most stockholders have three options for submitting their votes: (1) via the Internet, (2) by phone or (3) by mail using the paper proxy card.  If you have Internet access, we encourage you to record your vote on the Internet.  It is convenient and it saves us significant postage and processing costs.  In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted.  For further instructions on voting, see your proxy card or the e-mail you received for electronic delivery of this proxy statement.  If you attend the Annual Meeting, you may also submit your vote in person, and any previous votes that you submitted, whether by Internet, phone or mail, will be superseded by the vote that you cast at the Annual Meeting.

Solicitation of proxies

We will bear the expense of soliciting proxies in the enclosed form.  In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.  Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication.  We do not intend to pay additional compensation for doing so.

Householding matters

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this notice and proxy statement may have been sent to multiple shareholders in your household.  If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Communications Department by writing to our principal office at 3100 Main Street Suite 900, Houston, Texas 77002. Upon written request, we will provide a separate copy of this proxy statement.  In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Corporate Secretary at the address stated above.

PROPOSAL ONE

Our Board of Directors consists of seven directors, which are divided into three classes, each of whose members serve for a staggered three-year term.  The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class I directors, Timothy Williams, Greg Petersen and Mariette Woestemeyer, have been nominated to fill a three-year term expiring in 2011.  The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2008 and 2009, respectively, will remain in office.

Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the three Class I nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected.  In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy.  We do not expect that any nominee will be unable or will decline to serve as a director.

The Board of Directors unanimously recommends voting “FOR” the three class I nominees listed below.

The name of and certain information regarding each Class I nominee as of March 18, 2008 is set forth below, together with information regarding our Class II and Class III directors remaining in office.  This information is based on data furnished to us by the nominees and directors.  The business address for each nominee for matters regarding PROS is 3100 Main Street, Suite 900, Houston, TX 77002.

Name	Director Since	Age	Position(s) with PROS

	Class I Nominees for Terms Expiring in 2011
Timothy V. Williams	2007	58	Director
Greg B. Petersen	2007	45	Director
Mariette M. Woestemeyer	1985	56	Director

	Class II Directors with Terms Expiring in 2009
Harry S. Gruner	1998	48	Director
Kurt R. Jaggers	1998	49	Director

	Class III Directors with Terms Expiring in 2010
Albert E. Winemiller	1999	65	Chairman of the Board, President and Chief Executive Officer

Ronald F. Woestemeyer	1985	62	Executive Vice-President, Strategic Business Planning and Director

Class I nominees

Timothy V. Williams has served as a director of the Company since July 2007.  Mr. Williams serves as Senior Vice President and Chief Financial Officer of Blackbaud, a provider of software and services to non-profit organizations, and has held this role since 2001.  From 1994 to 2001, he served as Executive Vice President and Chief Financial Officer of Mynd (now a subsidiary of Computer Sciences Corporation), a provider of software and services to the insurance industry.  Prior to that, Mr. Williams worked at Holiday Inn, most recently as Executive Vice President and Chief Financial Officer.

Greg B. Petersen has served as a director of the Company since July 2007.  Mr. Petersen is currently President of Texas Capital Advisors, LLC. Previously, Mr. Petersen served as Executive Vice President and Chief Financial Officer from 2005 to January 2007 and as Senior Vice President and Chief Financial Officer from 2001 to 2005 of Activant Solutions, a provider of business management solutions to retail and wholesale distribution businesses.  From 2000 until 2001, Mr. Petersen served as Vice President of Finance of Trilogy Software, a provider of enterprise software and business services, and as its Treasurer from 1999 until 2000.  From 1997 to 1999, Mr. Petersen was Senior Vice President of Planning and Business Development of RailTex, a shortline and regional rail service provider.  From 1989 to 1997, Mr. Petersen held various finance and strategy positions at American Airlines, most recently as managing director of corporate development.

Mariette M. Woestemeyer co-founded the Company in 1985 with her husband, Mr. Woestemeyer, and has served as a director since our founding.  Mrs. Woestemeyer was the Chief Financial Officer of Metro Networks, a broadcasting company, from 1983 to 1985 and held various financial roles with Continental Airlines and its predecessor, Texas International Airlines, prior to 1983.

Class II directors

Harry S. Gruner has served as a director of the Company since 1998.  Since 1992, Mr. Gruner has been a founding general partner of JMI Equity, a private equity investment partnership.  Prior to co-founding JMI Equity, Mr. Gruner specialized in advising software companies as a principal in the corporate finance department of Alex Brown & Sons, an investment bank.  Mr. Gruner is also a director of several privately-held companies.

Kurt R. Jaggers has served as a director of the Company since 1998.  Mr. Jaggers has been a Managing Director of TA Associates since 1997, was a Principal of TA Associates from January 1993 to December 1996 and Vice President of TA Associates from 1990 to 1992.  He is currently a director of several privately-held companies.

Class III directors

Albert E. Winemiller joined us in 1999 as our President and Chief Executive Officer and has served as Chairman of our Board of Directors since October 2000. Mr. Winemiller began his career as a software engineer at IBM and has over 20 years experience as an executive for information services and software products companies. Mr. Winemiller’s experience includes serving as President of infoUSA, a provider of business and consumer information and research services and as Senior Vice President for Automatic Data Processing, a provider of transaction processing and information-based business solutions.

Ronald F. Woestemeyer co-founded the Company in 1985 with his wife, Mariette Woestemeyer, and has been a director since our founding and our Executive Vice President since 1997. From 1985 to 1997, Mr. Woestemeyer served as our Chief Executive Officer. Prior to founding PROS, Mr. Woestemeyer spent 14 years at Texas International Airlines in various management and executive positions with responsibility over sales and marketing.

CORPORATE GOVERNANCE MATTERS

Board of directors

Mrs. Woestemeyer and Messrs. Gruner, Jaggers, Petersen, Williams, Winemiller and Woestemeyer currently serve as our directors.  Our certificate of incorporation and bylaws authorize a Board of Directors of seven members.  All of our current directors, except for Messrs. Petersen and Williams, were elected pursuant to agreements we have entered into with Mr. and Mrs. Woestemeyer, TA Associates and JMI Equity and agreements between Messrs. Winemiller and Murphy and Mr. and Mrs. Woestemeyer, all of which terminated upon the closing of our initial public offering.  Our Board of Directors has determined that Messrs. Gruner, Jaggers, Petersen and Williams meet the independence requirements of the New York Stock Exchange (“NYSE”) and federal securities laws and a majority of our Board of Directors is independent, our audit committee and our compensation committee is comprised of all independent directors, and our nominating and governance committee is comprised of a majority of independent directors.

Committees of the board of directors

Our Board of Directors has established an audit committee, a compensation committee and a nominating and governance committee.  The table below presents the members of each of our committees.

Nominating and
Director	Audit	Compensation	Governance
Albert E. Winemiller
Ronald F. Woestemeyer
Harry S. Gruner	X		Chair
Kurt R. Jaggers		Chair	X
Greg B. Petersen	X	X	X
Timothy V. Williams	Chair	X	X
Mariette M. Woestemeyer			X

Audit committee

The current members of our audit committee are Messrs. Gruner, Petersen and Williams.  Our Board of Directors has determined that each member meets the independence requirements of the NYSE and Rule 10A-3(b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that each qualify as an audit committee financial expert within the meaning of SEC regulations and the rules of the New York Stock Exchange.  In arriving at this determination, the board has examined each member’s scope of experience and the nature of their employment in the corporate finance sector.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements.  Specific responsibilities of our audit committee include:

•                  reviewing and providing oversight over the qualification, independence and performance of our independent auditor and determining whether to retain or terminate its services;

•                  approving the terms of engagement of our independent auditor and pre-approving the engagement of our independent auditor to perform permissible non-audit services;

•                  reviewing and discussing with management and our independent auditor the results of the annual audit and the independent auditor’s review of our annual and quarterly financial statements and reports;

•                  reviewing with management and our independent auditor matters that have a significant impact on our financial statements;

•                  conferring with management and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;

•                  establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal control or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•                  reviewing and approving all related party transactions.

Our audit committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.  In 2007, the audit committee held two in-persons meeting and  three telephonic meetings.  The report of the audit committee begins on page 24.

Compensation committee

The current members of our compensation committee are Messrs. Jaggers, Petersen and Williams.  Each member of our compensation committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.  Our Board of Directors has determined that Messrs. Jaggers, Petersen and Williams each meet the independence requirements of the NYSE and federal securities laws.

The compensation committee discharges the responsibilities of our Board of Directors relating to the compensation and benefits for our executive officers and directors.  Specific responsibilities of our compensation committee include:

•                  determining and reviewing all forms of compensation for our executive officers and directors, including, among other things, annual salaries, bonuses, equity awards, severance arrangements, change in control protections and other compensatory arrangements;

•                  reviewing and approving corporate performance goals and objectives relevant to such compensation;

•                  administering our equity incentive plans and granting awards of options and other equity-based awards to our executive officers, directors and employees;

•                  reviewing our compensation discussion and analysis and compensation committee report required by the rules of the SEC; and

•                  evaluating and recommending to our Board of Directors the compensation plans and programs advisable for us, and evaluating and recommending the modification or termination of existing plans and programs.

Our compensation committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.  In 2007, the compensation committee held six telephonic meetings.  The report of the compensation committee begins on page 21.

Nominating and governance committee

The members of the nominating and governance committee are Messrs. Gruner, Jaggers, Petersen and Williams and Mrs. Woestemeyer.  The board has determined that Messrs. Gruner, Jaggers, Petersen and Williams each meet the independence requirements of the New York Stock Exchange.  Specific responsibilities of our nominating and governance committee include:

•                  identifying, evaluating and recommending to our Board of Directors candidates to serve as members of our Board of Directors and considering the nomination of our incumbent directors for reelection;

•                  evaluating stockholder nominations of candidates for election to our Board of Directors;

•                  reviewing our general policy relating to selection of director candidates and members of committees of our Board of Directors, including an assessment of the performance of our Board of Directors; and

•                  reviewing and making recommendations to our Board of Directors regarding corporate governance principles and director compensation.

Our nominating and governance committee operates under a written charter, a copy of which is available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.  In 2007, the nomination and governance committee did not meet in 2007.

Compensation committee interlocks and insider participation

No member of our compensation committee and none of our executive officers has any relationships that would constitute an interlocking relationship with executive officers and directors of any another entity.

Director compensation

Under our director compensation policy, which became effective upon the closing of our initial public offering, each non-employee member of our Board of Directors is entitled to receive a grant of an option to purchase 30,000 shares of our common stock upon the election or appointment of the non-employee board member to the board, an annual retainer of $20,000 and a retainer of $7,500 if such director also serves on our audit committee or compensation committee.  The chair of the audit and compensation committees is entitled to an annual retainer of $12,500.  In addition, each non-employee director is entitled to receive $1,000 per in-person meeting of the board, $500 per telephonic meeting of the board or any committee that is not an in-person meeting and $750 per in-person meeting of any of our audit, compensation or nominating and governance committees if such director also serves on one or more of those committees.  All fees are paid on a quarterly basis.  We have also agreed to reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with their attendance at our board or committee meetings.  The grant of option to purchase 30,000 shares of our common stock awarded to each non-employee member of our Board of Directors are immediately exercisable and vest on a monthly basis.

Fiscal year 2007 director compensation table

The following table presents the compensation details for each non-employee director for services to us during fiscal 2007.

	Fees
	Earned
	or Paid	Options
	in Cash	Awards
Name	($)	($)(1)	Total ($)
Harry S. Gruner	19,000	29,178	48,178
Kurt R. Jaggers	20,750	29,178	49,928
Greg B. Petersen	23,250	25,151	48,401
Timothy V. Williams	26,250	25,151	51,401
Mariette M. Woestemeyer	13,000	29,178	42,178

(1)

Represents the expense incurred by us for the year ended December 31, 2007, as determined under Financial Accounting Standard No 123R, for outstanding awards granted to non-employee directors. The corresponding grant-date fair value of the options granted for 2007 were $330,000 for each of the directors. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

Information regarding meetings

During 2007, our Board of Directors held 25 meetings, the audit committee held five meetings, the compensation committee held six meetings, and the nominating and corporate governance committee did not meet in 2007.  No director attended fewer than 75% of the aggregate of all meetings of our Board of Directors, and the committees on which he or she served, during 2007.  The Board of Directors encourages all directors to attend meetings of the stockholders.  Our independent directors regularly meet outside the presence of management.

Code of business conduct and code of ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. We will provide copies of our code of business conduct and code of ethics without charge upon request.  To obtain a copy of our code of business conduct and code of ethics, please send your written request to PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas, 77002, Attn: Corporate Communications. Our code of business conduct and code of ethics are also available under the Corporate Governance – Investor Relations section of our website at www.prospricing.com.

Communications with our board of directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s).  We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

PROPOSAL TWO

The audit committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and recommends that stockholders vote for ratification of such appointment.  Notwithstanding the selection and ratification, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders.  In the event of a negative vote on ratification, the audit committee will reconsider, but might not change, its selection.

PricewaterhouseCoopers LLP has audited our financial statements annually since 2002. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal.  While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Summary of fees

The audit committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm.  Under this policy, each year, at the time it engages the independent registered public accounting firm, the audit committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year.  All other permitted non-audit services are required to be pre-approved by the audit committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2007 and 2006.  A description of these various fees and services follows the table.

	2007	2006
Audit fees	$853,834	$165,000
Tax fees	29,500	25,000
Total fees	$883,334	$190,000

Audit fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, consents related to documents filed with the SEC and accounting and financial reporting consultations and research necessary to comply with generally accepted audit standards, were $318,484 and $165,000 for the years ended December 31, 2007 and 2006, respectively.  For the year ended December 31, 2007, we incurred $535,350 of audit fees related to our initial public offering and follow-on offering.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services were $29,500 and $25,000 for the years ended December 31, 2007 and 2006, respectively. Tax Fees are fees for tax compliance, tax advice and tax planning.

The audit committee is authorized by its charter to pre-approve all auditing and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he will report that approval to the full audit committee at its next meeting. During fiscal 2007, all such services were pre-approved in accordance with the procedures described above.

Our audit committee has reviewed the fees described above and believes that such fees are compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of PricewaterhouseCoopers LLP is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, the audit committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

CERTAIN RELATIONSHIPS AND REALTED PARTY TRANSACTIONS

Since January 1, 2007, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, and the transactions described below.

Relationship with management, founders and investors

Ownership.  Albert E. Winemiller, our chief executive officer, president and director, and Ronald F. Woestemeyer, our executive vice president, director and one of our founders, each hold more than 5% of our common stock.  Mariette Woestemeyer, who is married to Mr. Woestemeyer, serves on our Board of Directors along with her husband.  In addition, the funds affiliated with TA Associates are considered holders of more than 5% of our common stock.  Kurt Jaggers, who is a managing director of TA Associates, serves on our Board of Directors.

Committees.  Mr. Jaggers and Mrs. Woestemeyer each serve on our nominating and governance committee.  Mr. Jaggers also serves on our compensation committee.

Registration rights.  TA Associates and Mr. and Mrs. Woestemeyer have piggyback registration rights with respect to shares of common stock that they respectively hold.  In addition, TA Associates has demand and other registration rights for their shares of our common stock under the Stock Purchase and Stockholders Agreement described further below.

Stock Purchase and Stockholders Agreement.  In June 1998, we entered into a Stock Purchase and Stockholders Agreement with TA Associates and other individuals to whom we issued our convertible preferred stock.  This agreement provides the investors with registration rights and other rights relating to their investment in us.

Redemption of preferred stock.  On August 15, 2005, TA Associates and JMI Equity converted the outstanding shares of our convertible preferred stock into 9,750,000 shares of our common stock and 3,921,312 shares of our redeemable preferred stock.  In 2006, TA Associates and JMI Equity, as holders of approximately 75% and 24%, respectively, of our redeemable preferred stock, elected to have us redeem 1,294,030, or 33%, of the then outstanding redeemable preferred stock in accordance with the rights of the redeemable preferred stock.  We redeemed those shares for $8.4 million.  In March 2007, we redeemed all 2,627,282 shares of our remaining redeemable preferred stock for a total redemption price of $17.4 million, including $5.6 million in accrued and unpaid dividends on our redeemable preferred stock, in accordance with a redemption agreement between us and the holders of our redeemable preferred stock.  In connection with the redemption in 2006, TA Associates and JMI Equity received $6.4 million and $2.0 million, respectively.  In connection with the redemption in 2007, TA Associates and JMI Equity received $13.0 million and $4.0 million, respectively.

Dividend.  On March 30, 2007, we declared and paid a one-time cash dividend of $2.00 per share on our common stock.  As a result of such dividend, Messrs. Winemiller, Charles H. Murphy and Mr. and Mrs. Woestemeyer (their relatives and trusts for the benefit of their relatives) and entities associated with TA Associates and JMI Equity received a total of $3.9 million, $1.2 million, $12.3 million, $14.7 million and $4.6 million, respectively.

Warrants.  On October 16, 2007, Mr. and Mrs. Woestemeyer exercised warrants to purchase an aggregate of 200,000 shares of our common stock at a price of $2.05 per share.

Indemnification agreements.  We have entered into indemnification agreements with each of our current directors and executive officers.  These agreements require us, among other things, to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.  We also intend to enter into indemnification agreements with our future directors and executive officers.

Employment arrangements.  We have entered into an employment agreement with each of Messrs. Winemiller, Murphy and Woestemeyer, our executive officers, which address, among other things, the terms of their employment.

Procedures for related party transactions

Under our code of business conduct and ethics, our employees and officers are discouraged from entering into any transaction that may cause a conflict of interest for us.  In addition, they must report any potential conflict of interest, including related party transactions, to their managers or our compliance officer who then reviews and summarizes the proposed transaction for our audit committee.  Pursuant to its charter, our audit committee must then approve any related-party transactions, including those transactions involving our directors.  In approving or rejecting such proposed transactions, the audit committee considers the relevant facts and circumstances available and deemed relevant to the audit committee, including the material terms of the transactions, risks, benefits, costs, availability of other comparable services or products and, if applicable, the impact on a director’s independence.  Our audit committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 18, 2008, unless otherwise noted below, for the following:

•                  each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•                  each director;

•                  each of the named executive officers named in the Summary Compensation table; and

•                  all directors and executive officers as a group.

Applicable percentage of ownership is based on 26,169,808 shares of our common stock outstanding as of March 18, 2008, unless otherwise noted below, together with applicable options for each stockholder.  Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes shares of common stock that the stockholder has a right to acquire within 60 days of March 18, 2008 through the exercise of any option or other right.

Unless otherwise indicated, the principal address of each of the stockholders below is c/o PROS Holdings, Inc., 3100 Main Street, Suite 900, Houston, Texas 77002.

		Share	Total Shares	Percentage
	Shares	Under Exercisable	Beneficially	Beneficially
Name of Beneficial Owner	Number	Options (1)	Owned	Owned
Albert E. Winemiller (2)	1,520,100	250,000	1,770,100	6.8%
Charles H. Murphy (3)	355,100	250,000	605,100	2.3%
Ronald F. Woestemeyer (4)	4,645,643	30,000	4,675,643	17.9%
Harry S. Gruner (5)	70,246	30,000	100,246	0.4%
Kurt R. Jaggers (6)	3,360,671	30,000	3,390,671	13.0%
Mariette M. Woestemeyer (7)	4,645,643	30,000	4,675,643	17.9%
Greg B. Petersen (8)	5,000	30,000	35,000	0.1%
Timothy V. Williams (9)	—	30,000	30,000	0.1%

TA Associates (10)	3,360,671	—	3,360,671	12.8%

All executive officers and directors as a group (8 people) (11)	9,956,760	650,000	10,606,760	40.5%

(1) Includes only options exercisable within 60 days of March 18, 2008.

(2) Consists of (a) 1,500,000 shares held of record by Albert E. Winemiller Jr. 2006 Irrevocable Trust; (b) 20,000 shares held of record by Debra Ann Winemiller; (c) stock options to acquire 150,000 shares of our common stock, which were granted to Mr. Winemiller on April 2, 2007, which are immediately exercisable and which vest as to 25% on April 2, 2008 and the remainder monthly thereafter based on continued employment through April 2, 2011, (d) stock options to acquire 100,000 shares of our common stock, which were granted on February 14, 2008 which are immediately exercisable and vest monthly, in equal installments, over a four year period and (e) 100 shares held of record by Albert E. Winemiller. Mr. Winemiller disclaims beneficial ownership of the shares held of record by Albert E. Winemiller Jr. 2006 Irrevocable Trust, and Debra Ann Winemiller, except to the extent of his pecuniary interest therein.

(3)  Consists of (a) 312,250 shares held of record by Charles H. Murphy; of which 20,830 shares are subject to a repurchase option we hold as of March 18, 2008; (b) 42,750 shares held of record by Emily L. Murphy, (c) stock options to acquire 150,000 shares of our common stock, which were granted on April 2, 2007, which are immediately exercisable and which vest as to 25% on April 2, 2008 and the remaining monthly thereafter based on continued employment through April 2, 2011, (d) stock options to acquire 100,000 shares of our common stock, which were granted on February 14, 2008 which are immediately exercisable and vest monthly, in equal installments, over a four year period and (e) 100 shares held of record by Charles H. Murphy.

(4)  Consists of (a) 625,543 shares held of record by Ronald F. Woestemeyer and Mariette M. Woestemeyer; (b) 1,500,000 shares held of record by Ronald F. Woestemeyer, as Trustee of the Ronald F. Woestemeyer 2007 Annuity Trust; (c) 1,000,000 shares held of record by Mariette M. Woestemeyer, as Trustee of the Mariette M. Woestemeyer 2007 Annuity Trust; (d) 1,000,000 shares held of record by Deutsche Bank Trust Company, Trustee of the Woestemeyer 1999 Gift Trust; (e) 520,000 shares held of record by Karoma, LLC; (f) 30,000 shares issuable upon the exercise of stock options granted to Mrs. Woestemeyer on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period and (g) 100 shares held of record by Ronald F. Woestemeyer. Mr. Woestemeyer disclaims beneficial ownership of the shares held of record by Deutsche Bank Trust Company, Trustee of the Woestemeyer 1999 Gift Trust, Mariette M. Woestemeyer, as Trustee of the Mariette M. Woestemeyer 2007 Annuity Trust and Mrs. Woestemeyer.

(5)  Consists of (a) 70,246 shares held of record by Harry S. Gruner, and (b) 30,000 shares issuable upon the exercise of stock options granted to Mr. Gruner on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period.

(6)  Consists of (a) 30,000 shares issuable upon the exercise of stock options granted to Mr. Jaggers on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period and (b) 3,360,671 shares held by entities affiliated with TA Associated as disclosed in footnote 10 of this table. Mr. Jaggers is the managing director and a limited partner of such entities. Mr. Jaggers disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein of 13,986 shares.

(7) Consists of (a) 625,543 shares held of record by Ronald F. Woestemeyer and Mariette M. Woestemeyer; (b) 1,500,000 shares held of record by Ronald F. Woestemeyer, as Trustee of the Ronald F. Woestemeyer 2007 Annuity Trust; (c) 1,000,000 shares held of record by Mariette M. Woestemeyer, as Trustee of the Mariette M. Woestemeyer 2007 Annuity Trust; (d) 1,000,000 shares held of record by Deutsche Bank Trust Company, Trustee of the Woestemeyer 1999 Gift Trust; (e) 520,000 shares held of record by Karoma, LLC; (f) 30,000 shares issuable upon the exercise of stock options granted to Mrs. Woestemeyer on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period and (g) 100 shares held of record by Ronald F. Woestemeyer.  Mrs. Woestemeyer disclaims beneficial ownership of the shares held of record by Deutsche Bank Trust

Company, Trustee of the Woestemeyer 1999 Gift Trust, and Ronald F. Woestemeyer, as Trustee of the Ronald F. Woestemeyer 2007 Annuity Trust.

(8)  Includes 30,000 shares issuable upon the exercise of stock options granted to Mr. Petersen on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period.

(9)  Consists of 30,000 shares issuable upon the exercise of stock options granted to Mr. Williams on June 27, 2007, which are immediately exercisable and which vest in equal monthly installments over a three year period.

(10)  Consists of (a) 3,236,424 shares held of record by TA/Advent VIII, L.P.; (b) 59,520 shares held of record by TA Executives Fund LLC; and (c) 64,727 shares held of record by TA Investors LLC (such entities, collectively, the “TA Funds”).  Investment and voting control of each of the TA Funds is held by TA Associates, Inc. No stockholder, director or officer of TA Associates, Inc. has voting or investment power with respect to our shares of common stock held by the TA Associates Funds.  Mr. Jaggers is a Managing Director of TA Associates, Inc. TA Associates, Inc. is also the manager of TA Associates VIII LLC, which is the general partner of our stockholders; TA/Advent VIII L.P. TA Associates, Inc. is the manager of our stockholders, TA Executives Fund LLC and TA Investors LLC. Mr. Jaggers disclaims beneficial ownership held by the TA Funds. The address for each of the TA Funds is John Hancock Tower, 56th floor, 200 Clarendon Street, Boston, MA 02116.

(11)  Consists of 10,606,760 shares held of record by our current directors and executive officers, 20,830 of which are subject to repurchase rights we hold as of March 18, 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and the NYSE an initial report of ownership of our common stock on a Form 3 and reports of changes in ownership on a Form 4 or a Form 5.  Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file related to transactions in our common stock.  Under SEC rules, certain forms of indirect ownership and ownership of our common stock by certain family members are covered by these reporting requirements.  As a matter of practice, our administrative staff assists our directors and executive officers in preparing initial ownership reports and reporting ownership changes and typically files these reports on their behalf.

Based on a review of the copies of such forms in our possession, and on written representations from reporting persons, we believe that during 2007, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a).

COMPENSATION DISCUSSION AND ANALYSIS

Our mission is to help our customers improve business and financial performance by providing them with our pricing and revenue optimization software products.  Implementing our mission relies on delivering these software products successfully and competitively, as well as our ability to help our customers address their pricing and revenue optimization needs.  As a result, it is critical that we are able to attract, motivate and retain highly talented individuals who are committed to us and our mission and are willing to identify and exploit opportunities to grow our business.  Consequently, the goals of our executive compensation program are to align our executive officers’ compensation with our mission and the interests of our stockholders, to provide incentives and rewards to our executive officers for our success and to reflect the teamwork philosophy of our executive management team.

Our compensation committee did not rely on any benchmark studies of comparable companies in establishing executive compensation.  Rather, we relied upon the experience and expertise of management and the members of our compensation committee to adopt executive compensation programs.  In particular, Messrs. Jaggers and Gruner, each of whom were members of our compensation committee prior to our initial public offering, are partners with venture capital and private equity firms and have served on the Boards of Directors and compensation committees of numerous private technology companies across the country.  The compensation committee took into consideration our financial condition and operating results, our operating plan, our geographic location and the objectives of our executive compensation policies described below, and established an executive compensation program that the compensation committee members believed, based on their experience, is the most appropriate to motivate, retain and reward our executive officers.

The objectives of our executive compensation policy

Our executive compensation programs are designed to achieve the following objectives:

•                  attract and retain talented and experienced executives in the highly competitive and dynamic pricing and revenue software market;

•                  motivate and reward executives whose knowledge, skills and performance are critical to our success;

•                  align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value;

•                  provide a competitive compensation package which is weighted heavily towards pay for performance, and in which total compensation is primarily determined by company/team and individual results and the creation of stockholder value;

•                  ensure fairness among the executive management team by recognizing the contributions each executive makes to our success;

•                  foster a shared commitment among our management team by coordinating their respective teams and individual goals; and

•                  compensate our executives to manage our business to meet our long-range objectives.

Role of the compensation committee in setting executive compensation

The responsibility for establishing, administering and interpreting our policies governing the compensation and benefits for our executive officers lies with our compensation committee, which consists entirely of non-employee directors.

Our compensation committee has taken the following steps to ensure that our executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•                  evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•                  established a practice, in accordance with the rules of the New York Stock Exchange, of reviewing the performance and determining the compensation earned, paid or awarded to our chief executive officer independent of input from him; and

•                  established a policy, in accordance with the rules of the New York Stock Exchange, to review on an annual basis the performance of our other executive officers with assistance from our chief executive officer and determining what we believe to be appropriate total compensation for these executive officers.

Basis of executive compensation

Based on our goals and the experience of our board and management, we established the following elements of executive compensation: base salary, cash incentive bonuses and long-term incentive awards, each as further described below.

We have chosen these components of our executive compensation program because we believe that they reward both long-term and short-term success while providing retention value. We also believe that these components are fairly standard for technology companies generally.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation.  Our compensation committee typically considers the recommendations of our chief executive officer and/or other members of management and determines the use and weight of each compensation element based on the subjective importance of each element in meeting our overall objectives.  We elect to put a significant amount of each executive’s total potential compensation “at risk” based on our financial and the executive’s performance, which is reflected in our mix of short-term and long-term incentive components.

As we continue to evolve and have different priorities, we will evaluate our compensation packages and these components on a quantitative and qualitative basis to determine if they are still appropriate on at least a yearly basis or as circumstances dictate.  We anticipate making new awards and adjustments to our compensation elements on an annual basis in connection with our yearly review and the recommendations of our chief executive officer and/or other members of management.

Components of executive compensation

Base salaries

Base salaries for our executive officers are reviewed on a yearly basis. For 2007, our executive officers’ base salaries were set by reviewing their then current salaries in light of 2006 company performance and individual performance, scope of their responsibilities, the experience of the members of our compensation committee with similar stage companies and general economic factors.  We use base salaries primarily to retain our executives.

In April 2007, our board reviewed the responsibilities and performance of Messrs. Winemiller, Murphy and Woestemeyer, their tenure with us, their existing compensation packages and their expected contributions and responsibilities for 2007. Based on this review and the additional responsibilities of these executives in connection with our plans to become a publicly-traded company, our board approved an increase in the base salary for Mr. Winemiller from $275,000 to $300,000 and for Mr. Murphy from $245,000 to $275,000 effective January 1, 2007.

Cash incentive bonus

We have an annual cash incentive bonus plan for our executive officers under which bonuses may be paid shortly after the end of each year based on our performance against meeting our corporate objectives for the year.  Bonuses are intended to compensate our executive officers for achievement of our corporate financial goals.  The bonuses are paid in cash and are generally paid in the first quarter following completion of a given year.  Our compensation committee does not have the discretion to increase the targets or decrease the amounts payable to any of our executives, but it does have the discretion to lower the targets and increase the amounts payable under this cash incentive plan.  Traditionally, the committee has not exercised this discretion nor did it exercise it in 2007.

Each component of this bonus is independent of the other components and has minimum target and maximum target levels.  The target bonus amounts are payable under this cash bonus plan if we hit our target levels for each component.  Actual results between the minimum, target and the maximum goal levels would be pro-rated.  We use our annual cash incentive bonus plan to align our executive’s performance with our financial results and to motivate our executives to achieve annual goals.

Long-term incentive award programs

Our base salary and cash incentive bonus plans are intended to compensate and motivate for the short-term.  We believe that providing our executive officers with an ownership stake through participation in our long-term incentive plans will encourage long-term performance and help align their interests with those of our stockholders.  We have granted stock options since we believe that these types of equity awards are competitive in our industry and are best understood by our executives and employees.

1999 equity incentive plan.  Our 1999 equity incentive plan authorized us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee was the administrator of this plan. Stock option grants under this plan were usually made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. The compensation committee reviewed and approved stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants were made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considered the recommendations of our Chief Executive Officer and other members of management. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant.  The compensation committee, as plan administrator, can determine vesting for option grants which generally expire ten years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code. Our 1999 equity incentive plan was terminated in March 2007 for purposes of granting any future equity awards under this plan. There were issued and outstanding stock options to purchase 306,242 shares of our common stock under this plan on December 31, 2007. None of these options were held by our executive officers.

2007 equity incentive plan.  Our 2007 equity incentive plan, or 2007 plan, was adopted in March 2007. The purpose of the 2007 plan is to promote our long-term growth and profitability. The 2007 plan is intended to make available incentives that will help us to attract, retain and reward employees whose contributions are essential to our success. We may provide these incentives through the grant of: (i) restricted stock awards; (ii) restricted stock unit awards; (iii) stock options; (iv) stock appreciation rights; (v) phantom stock; and (vi) performance awards.

A total of 1,870,000 shares have been reserved for issuance under the 2007 plan with an evergreen provision that allows for an annual increase equal to the lesser of (a) 3.5% of our outstanding shares (b) 900,000 shares or (c) any lesser amount determined by our Board of Directors.  As of December 31, 2007, 114,000 shares remain available for grant or award under the 2007 plan. The compensation committee of our board has been designated to administer the 2007 plan. Under the 2007 plan, our employees, officers, directors and other individuals providing services to us or any of our affiliates are eligible to receive awards. The committee has the authority, consistent with the provisions of the 2007 plan, to determine which eligible participants will receive awards, the form of the awards and the number of shares of our common stock covered by each award. The committee may impose terms, limits, restrictions and conditions upon awards, and may modify, amend, extend or renew awards, accelerate or change the timing of exercise of awards or waive any restrictions or conditions of an award. As of December 31, 2007, we had outstanding equity awards to acquire 1,756,000 shares of our common stock held by our executive officers, employees and consultants under the 2007 plan.  In February 2008, the compensation committee approved an increase in the total shares reserved for issuance by 900,000 shares in accordance with the evergreen provision.

Stock options.  Our 2007 plan permits the granting of options to purchase shares of our common stock intended to qualify as incentive stock options, under Section 422 of the Internal Revenue Code, and nonqualified stock options. The option exercise price and the term of each option are determined by the compensation committee. The compensation committee also determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. The compensation committee, as plan administrator, can determine vesting for grants which generally expire ten years after the date of the grant.

Stock appreciation rights.  The compensation committee may grant a right to receive a number of shares or, in the discretion of the compensation committee, an amount in cash or a combination of shares and cash, based on the increase in the fair market value of the shares underlying the right during a stated period specified by the compensation committee.

Restricted stock awards and units.  The compensation committee may award shares of our common stock to participants at no cost or for a purchase price or restricted stock units that are settled in shares of our common stock. These restricted stock and restricted stock unit awards may be subject to restrictions or may be free from any restrictions under our 2007 plan. The purchase price of the shares, if any, and any applicable restrictions, are determined by the compensation committee.

Phantom stock.  The compensation committee may grant stock equivalent rights, or phantom stock, which entitles the recipient to receive credits which are ultimately payable in the form of cash, shares of our common stock or a combination of both. Phantom stock does not entitle the holder to any rights as a stockholder.

Performance awards.  The compensation committee may grant performance awards to participants entitling the participants to receive cash, shares of our common stock or a combination of both, upon the achievement of performance goals and other conditions determined by the compensation committee. The performance goals may be based on our operating income or on one or more other business criteria selected by the compensation committee.

In the event of any stock split, stock dividend or similar transaction, the shares subject to the 2007 plan and any outstanding awards will automatically be adjusted. The 2007 plan will continue in effect until the tenth anniversary of its approval by our board, unless earlier terminated earlier. The compensation committee may amend, terminate or modify the plan at any time.

In the event of certain significant corporate transactions, including a change in control of the Company, any then-outstanding equity award or option under the 2007 plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects to assume, continue or substitute for such awards or options and the holder of such award or option is terminated without cause or resigns for good reason within 18 months of a change of control of the Company, such awards or options shall vest in full. If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for the equity awards or options under the 2007 plan, all outstanding equity awards and options under the 2007 plan will vest in full and become fully exercisable.

The compensation committee believes that the use of stock options and equity awards offers the best approach to achieve our compensation goals with respect to long-term incentives and currently provides tax and other advantages to our employees relative to other forms of equity compensation. We believe that our equity incentive program is an important retention tool for our employees.

At the beginning of 2007, the compensation committee conducted an annual review of the compensation packages of our executive officers, including the retention value of their compensation components, their contributions to our business and their ability to continue to provide leadership to us and to maintain our success. The compensation committee believed it was in our best interests to provide additional stock options to our executive officers to incentivize them and to provide additional retention value. We issued no stock options in 2006 and only Mr. Murphy had stock options that remained subject to vesting. In April 2007, we granted to each of our Chief Executive Officer and Chief Financial Officer a stock option under our 2007 plan to purchase 150,000 shares of our common stock at $6.00 per share.  Mr. Woestemeyer was not granted any stock options at this time because the compensation committee believed that his significant equity ownership was sufficient for motivation and retention.

These stock options provide for the full acceleration of the vesting upon our change in control, the officer’s termination without cause or resignation for good reason and otherwise vest as to 25% of the shares in April 2008 and monthly thereafter based on continued employment over the following three years. These stock options also allow our executives to exercise them prior to the vesting of such options, which allows our executives to begin their tax holding period. If the executive officer exercises and holds the underlying shares for over a year after such exercise and over two years after the date of grant, the executive officer may be able to take advantage of the long-term capital gain tax rate. The long-term capital gain rate is lower than the short-term capital gain tax rate that may otherwise be applicable. Our standard stock options to our non-executive employees do not contain the immediate exercise feature. We believe the practice of granting immediately exercisable options for executive officers is fairly standard across our industry and, as a result, is another mechanism to assist us in retaining our executives and ensure that their compensation packages are competitive. These grants were made because our compensation committee believes it is an appropriate incentive mechanism to encourage retention for the long-term. In determining the number of shares subject to stock options granted to the executive officers, the compensation committee took into account each executive officer’s position, scope of responsibility, ability to affect stockholder value and historic and recent performance.

Benefits.  We provide our executive officers the following benefits, generally on the same terms as we provide our other employees.

•                  health, dental, travel, accident insurance and vision;

•                  life insurance;

•                  employee assistance plan;

•                  medical and dependant care flexible spending account;

•                  short-and long-term disability, accidental death and dismemberment;

•                  a 401(k) plan;

•                  paid time off and vacations;

•                  sick days; and

•                  tuition reimbursement.

We believe these benefits are consistent with companies with which we compete for employees.

401(k) Plan.  In May 1996, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our full-time employees. The plan is intended to qualify under Section 401(a) of the Internal Revenue Code. Contributions, and income earned thereon, are not taxable to employees until withdrawn from this plan. Under this plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the plan. This plan also permits us to make matching contributions to the plan on behalf of participants. Since January 2000, we have matched up to 50% of an employee’s contribution up to 6% of the employee’s eligible income contributed to our 401(k) plan.

Severance and termination provisions

We provide our executive officers severance packages if they are terminated without “cause” (as defined in their employment or severance agreements) in order to attract and retain them. The amount of severance benefits is described below. The Compensation  committee reviews the potential payouts to ensure their market-competitiveness in order to incentivize our executive officers to maintain focus on both daily and long-term efforts.

We entered into employment agreements with Mr. Winemiller, our Chief Executive Officer, and Mr. Murphy, our Chief Financial Officer, on September 30, 2005.  Both of these agreements were originally for a two year term and automatically renew for one year terms unless the Company decides not to renew them. The base salaries payable to each of Messrs. Winemiller and Murphy are subject to periodic review by our compensation committee. Both Messrs. Winemiller and Murphy are entitled to 12 months of severance, up to 12 months of health benefits and 12 months of acceleration of the vesting on their stock options granted prior to April 2, 2007 if their employment with us is terminated without “cause” or they resign with “good reason” as defined in those agreements. On April 2, 2007, our board amended these employment agreements to also provide for the full acceleration of vesting, or lapse of all repurchase rights, of any options or other equity awards granted to these executive officers on or after April 2, 2007, if any of these officers is terminated without “cause,” resigns for “good reason” or if a change of control of the Company occurs. In addition, the amended employment agreements provide for 18 months of severance and 18 months of health benefits if such officer is terminated without “cause” or if such officer resigns for “good reason” within six months prior to or any time after a change in control transaction of the Company. Messrs. Winemiller and Murphy are subject to non-competition and non-solicitation restrictions during the term of their employment and for the 12-month period following the termination of their employment.

In January 1999, we entered into an employment agreement with Mr. Woestemeyer, our Executive Vice President. This agreement was originally for a two-year term and automatically renews for one year terms unless the Company decides not to renew. Under this agreement, Mr. Woestemeyer’s salary is subject to periodic review by our compensation committee, and he is entitled to 12 months of severance if he is terminated without “cause” as defined in his agreement or we decide not to renew his agreement without giving him notice. If we decide not to renew this agreement and we provide 60-days notice of non-renewal to Mr. Woestemeyer, he is entitled to 10 months of severance. In addition, Mr. Woestemeyer is subject to non-competition and non-solicitation restrictions during the term of his employment and for the severance period following the termination of his employment.

“Cause” is defined in these employment agreements as a breach by our officer of his duties of confidentiality which causes a material harm to us, his conviction of, or a plea of guilty or no contest to, a felony or his failure to perform his duties after notice and a cure period. In addition, for Messrs. Winemiller and Murphy, “cause” also includes an intentional wrongdoing by them that adversely affects us. Messrs. Winemiller and Murphy can resign for “good reason” and be entitled to severance. “Good reason” is defined in their employment agreements as the assignment of duties to them that are substantially inconsistent with their current roles with us, the relocation of their offices to more than 50 miles from our present location, a material reduction in their base salaries and our failure to provide them with similar benefits that we provide to our other employees.

Components of executive compensation for 2007 and 2008

Executive compensation activities in 2007.  In April 2007, our compensation committee adopted our 2007 cash incentive bonus plan and applied an analysis to setting components and targets similar to the analysis the committee applied in 2006. The committee reviewed our financial performance for the prior year, management’s performance against prior year targets, our plan for the next fiscal year and the total compensation potential afforded the executive officers considering all elements of the executive officers’ compensation.

The compensation committee replaced the year end sales backlog component with sales during the period because year end sales backlog can include prior period sales, and the committee believed that focusing the bonus plan on sales during the relevant period was a more accurate measurement of our executive officers’ performance during the period. Sales are contracted license and implementation service fees.

The potential payouts under the bonus plan were based on our performance as a company within a range of each component’s target. No bonus was to be earned below the target threshold and the maximum bonus was to be earned at the target maximum. The ranges for each component are set forth in the following table:

Component	Target threshold	Target maximum
		(in millions)
Revenue	90% of Target	$62.0
Operating income	90% of Target	10.5
Sales	90% of Target	48.0

Sales has a higher maximum target range than revenue and operating income because the committee believed that emphasizing sales growth is critically important to building the long-term growth of our business.

Following the growth of our business in 2006 versus 2005, the committee sought to set 2007 targets consistent with our operating plan for the 2007 fiscal year and at sufficiently high levels to motivate the executive officers to continue to grow the business and manage expenses, with an emphasis on increasing sales. The following table sets forth our revenue, operating income and sales targets for 2007:

Component (In millions)	Target (GAAP)(1)
Revenue	$61.0
Operating income	9.5
Sales	40.0

(1)

The targets set forth in this table were established and are disclosed only as performance objectives for our executive officers, and do not constitute guidance regarding our expected future operating results. Our actual operations results are subject to significant risks, uncertainties and contingencies, including those risks set forth in Item 1A “Risk factors” in our annual report on Form 10-K for the year ended December 31, 2007.

Each of the components are independent of the others, but the weighting of the components as they relate to potential bonus payouts are set forth in the following table:

Component	Weighting of component as a % of bonus payment
Revenue	33.3%
Operating income	33.3%
Sales	33.3%

The committee weighted the components equally because the committee sought to retain the motivational benefits of growing the sales and customer base but also determined that the executive officers should be equally motivated to manage the business in such a way to achieve high operating income.

The committee set the amount of each bonus payment as a percentage of the base salary of each executive officer as set forth in the following table:

Executive officer	At target threshold	At target	At target maximum
Albert E. Winemiller	50%	100%	146%
Charles H. Murphy	40%	80%	117%
Ronald F. Woestemeyer	22.5%	45%	66%

The committee increased these percentages in 2007 compared with those used in the 2006 Plan based on its analysis and observations of competitive market pay levels for the respective officers and in consideration of the total compensation of each executive officer.  Under the 2007 cash incentive bonus plan, each executive officer achieved the target maximum as presented above.

Executive compensation activities in 2008.  The 2008 Executive and Key Employees Incentive Bonus Plan sets target bonus amounts and performance criteria for participants.  The performance criteria, the criteria’s weighting and the general terms of the 2008 Executive and Key Employees Incentive Bonus Plan are consistent with the Company’s 2007 Executive and Key Employee Incentive Plan as described above, except that the performance targets under the 2008 Executive and Key Employees Incentive Bonus Plan based upon the Company’s 2008 operating plan.

Tax considerations

We are subject to Internal Revenue Code Section 162(m), which limits the amount that we may deduct for compensation paid to our chief executive officer and to each of our four most highly compensated officers to $1,000,000 per person per year, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based” compensation approved by our stockholders. In addition to salary and bonus compensation that is not “performance-based,” the exercise of stock options may cause an officer’s total compensation to exceed $1,000,000. However, compensation from options that meet certain requirements will be exempt from the $1,000,000 cap on deductibility. In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person. Although we do not currently anticipate such compensation to exceed the $1,000,000 limit, our officer compensation could in the future exceed this limit, and we may not be able to deduct the compensation amount in excess of $1,000,000. While the compensation committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation committee intends to maintain an approach to executive compensation that strongly links pay to performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the preceding Compensation Discussion and Analysis section of this proxy statement with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Kurt R. Jaggers, Chairman

Greg B. Petersen

Timothy V. Williams

EXECUTIVE COMPENSATION

Summary compensation table

The following table presents the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our highest compensated executive officers (collectively, our “Named Executive Officers”) during 2007.

			Non-equity
			Incentive Plan	Option	All Other
Name and			Compensation	Awards	Compensation
Principal Position	Year	Salary ($)	($) (1)	($) (2)	($) (3)	Total ($)
Albert E. Winemiller	2007	300,000	438,000	138,143	13,974	890,117
President and Chief Executive Officer	2006	275,000	291,060	—	8,250	574,310

Charles H. Murphy	2007	275,000	321,750	138,143	12,803	747,696
Executive Vice President and Chief Financial Officer	2006	245,000	194,481	—	7,350	446,831

Ronald F. Woestemeyer	2007	233,750	154,275	—	17,194	405,219
Executive Vice President	2006	233,750	61,850	—	7,013	302,613

(1)	Payment for 2007 performance made in March 2008 under the cash incentive bonus plan. No bonus was earned or paid in 2007 to a named executive officer except as part of our cash incentive bonus plan.
(2)

Represents the expense incurred by us for the year ended December 31, 2007, as determined under Financial Accounting Standards No. 123R for outstanding awards granted as related to the Named Executive Officers. See Note 10 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(3)	Represents matching contributions for each individual’s 401(k) plan contributions, insurance premiums and health insurance.

Grants of plan-based awards for 2007

The following table presents information relating to plan-based awards granted to our Named Executive Officers in 2007.

					All other
					Stock Awards:
		Estimated Future Payouts under			Number of	Exercise or base	Grant date fair
		Non-equity Incentive Plan Awards			shares of stock	price of option	value of stock
Name	Grant Date	Threshold($)	Target ($)	Maximum ($)	of units (#)	awards ($/SH)	and option awards
Albert E. Winemiller	4/2/2007	150,000	300,000	438,000	150,000	6.00	900,000

Charles H. Murphy	4/2/2007	110,000	220,000	321,750	150,000	6.00	900,000

Ronald F. Woestemeyer	4/2/2007	52,594	105,188	154,275	—	—	—

Outstanding equity awards at fiscal 2007 year-end

The following table presents information, as of December 31, 2007, concerning unexercised options that have not vested for each Named Executive Officer:

Option Awards
Equity Incentive
Plan Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	underlying	underlying	underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options (#)	Options (#)	Unearned	Exercise	Expiration
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date
Albert E. Winemiller	150,000	—	—	6.00	4/2/2017
Charles H. Murphy	150,000	—	—	6.00	4/2/2017

The option awards for both Messrs. Winemiller and Murphy awarded on April 2, 2007 are immediately exercisable and which vest as to 25% on April 2, 2008 and the remaining monthly thereafter based on continued employment through April 2, 2011.

Option exercises and stock vested for 2007

In 2007, our executive officers did not exercise any options.  In April 2007, Messrs. Winemiller and Murphy were each granted options to purchase 150,000 shares of our common stock. None of the options issued to either Messrs. Winemiller or Murphy have vested as of December 31, 2007.  We have not granted Mr. Woestemeyer any stock options because of his equity position in us.

In September 2005, Mr. Murphy was granted an immediately exercisable stock option for 100,000 shares. In 2006, Mr. Murphy exercised 100,000 shares at an exercise price of $0.43 per share.  Of these shares, 75,000 shares of this option grant were vested at December 31, 2007. We would have had the right on December 31, 2007 to repurchase 25,000 shares if Mr. Murphy had been terminated for cause or resigned without good reason on December 31, 2007.  Mr. Murphy’s 25,000 shares will vest on December 31, 2008 and our right of repurchase lapses, at a rate of approximately 2,083 shares per month through that date.

Potential payments upon termination or change in control

Termination events

Our employment agreements with each of our Named Executive Officers provide that in the case of a termination of employment by us without cause, as defined in the agreement, or by the Named Executive Officer for Good Reason, as defined in the agreement, the Named Executive Officer would be entitled to a payment equal to one year of his then current base salary.  In addition to the one year of his then current base salary, Messrs. Winemiller and Murphy would be entitled to; (i) up to 12 months of health benefits; (ii) 12 months of acceleration of the vesting of their stock option awards and equity awards granted prior to April 2, 2007; and (iii) full acceleration on the vesting of any stock option award or equity award granted on or after April 2, 2007.

The following table presents the amounts of such severance payments to Messrs. Winemiller, Murphy and Woestemeyer assuming the event that triggered the payment occurred December 31, 2007:

			SFAS 123R
			Fair Value of
		Health	Vesting
Name	Severance ($)	Benefits ($)	Acceleration ($)	Total ($)
Albert E. Winemiller	300,000	9,866	1,904,857	2,214,723
Charles H. Murphy	275,000	11,476	2,384,607	2,671,083
Ronald F. Woestemeyer	233,750	—	—	233,750

Termination events after a change-in-control

Our employment agreements with Messrs. Winemiller and Murphy provide that in the event of a termination of employment without cause or for Good Reason within six months of or anytime after a change-in-control, Messrs. Winemiller and Murphy would be entitled to a payment equal to 18 months of his then current base salary. In addition to the 18 months of base salary Messrs. Winemiller and  Murphy would be entitled to: (i) 18 months of health benefits, (ii) 12 months of acceleration of the vesting of their stock option awards and equity awards granted prior to April 2, 2007 and (iii) full acceleration on the vesting of any stock option award or equity award granted on or after April 2, 2007.

The amounts presented below assume a termination effective as of December 31, 2007, as well as a closing price of our common stock on Monday, December 31, 2007 (the last trading day of our fiscal year) of $19.62 per share, and thus include amounts earned through such time and are estimates of amounts that would be paid out to the Named Executive Officers upon their separation or termination.  The actual obligation can only be determined at the time of the Named Executive Officer’s separation from us.

The following table presents potential payments to the Messrs. Winemiller and Murphy in the event of a termination without cause or termination for Good Reason by Messrs. Winemiller and Murphy within six months of a change-in-control, in each case assuming the event that triggered the payment occurred December 31, 2007:

			SFAS 123R
			Fair Value of
		Health	Vesting
Name	Severance ($)	Benefits ($)	Acceleration ($)	Total ($)
Albert E. Winemiller	450,000	14,799	1,904,857	2,369,656
Charles H. Murphy	412,500	17,214	2,384,607	2,814,321

REPORT OF THE AUDIT COMMITTEE OF THE BOARD

Our audit committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accounting firms’ independence with the independent registered public accounting firm. Based upon these discussions and reviews, the audit committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the SEC.

Our Board of Directors has determined that each member meets the independence requirements of the NYSE and Rule 10A-3 (b) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and that each qualify as an audit committee financial expert within the meaning of SEC regulations and the rules of the New York Stock Exchange. Our audit committee operates under a written charter adopted by our Board of Directors, a copy of which is available under  Corporate Governance  in the Company — Investor Relations  section of our website at  www.prospricing.com .

PricewaterhouseCoopers LLP served as our independent registered public accounting firm since 2002 and audited our consolidated financial statements for the year ended December 31, 2007.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Timothy V. Williams, Chairman

Harry S. Gruner

Greg B. Petersen

STOCKHOLDERS PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2.1 to our Registration Statement on Form S-1/A filed with the SEC on June 15, 2007.  No stockholder proposals were received for consideration at our 2008 annual meeting of stockholders.

Pursuant to the various rules promulgated by the SEC, stockholders interested in submitting a proposal for inclusion in our proxy materials and for presentation at the 2009 Annual Meeting of Stockholders may do so by following the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended.  To be eligible for inclusion in such proxy materials, stockholder proposals must be received by our Secretary no later than December 1, 2008.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide us written notice not less than one hundred and twenty (120) days in advance of the date that our proxy statement is released to stockholder.  Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; and (d) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

ANNUAL REPORT ON FORM 10-K

We have furnished or made available a copy of our Annual Report, as filed with the SEC, including the financial statements thereto to each person whose proxy is being solicited.  Our Annual Report and exhibits thereto may be viewed on the Internet at www.prospricing.com or at www.sec.gov.  We will furnish to any such person any exhibit described in the list accompanying the Annual Report.  Requests for copies of such report and/or exhibit(s) should be directed to Corporate Communications Department, PROS Holdings, Inc., 3100 Main Street Suite 900, Houston, Texas 77002.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this proxy statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this proxy statement.

PROS HOLDINGS, INC.

3100 MAIN STREET

SUITE 900

HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by PROS Holdings, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PROS Holdings, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PROS01	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PROS HOLDINGS, INC.			For	Withhold	For All	To withhold authority to vote for any
			All	All	Except	individual nominee(s), mark “For All
	Vote on Directors					Except” and write the number(s) of
the nominee(s) on the line below.
	1.	ELECTION OF DIRECTORS
Class I Nominees:
01) Timothy V. Williams
02) Gregory B. Peterson
		03) Mariette M. Woestemeyer	☐	☐	☐

Vote on Proposals						For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of PROS Holdings, Inc. for the fiscal year ending December 31, 2008.					☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The Board of Directors recommends a vote IN FAVOR OF the directors listed above and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed above and IN FAVOR OF the appointment of PricewaterhouseCoopers LLP.

For address changes and/or comments, please check this box and write them on the back where indicated.							☐

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)		Date

PROS HOLDINGS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2008

The stockholder(s) hereby appoint(s) Albert E. Winemiller and Charles H. Murphy, or each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of PROS Holdings, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. CDT on May 16, 2008, at 3100 Main Street, Suite 900, Houston, TX 77002, and any adjournment or postponement thereof.

Such shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and the proxies’ discretion on such other matters as may properly come before the meeting or any adjournment thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE MARKED, DATED AND SIGNED ON REVERSE SIDE